Exhibit 10.6
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT, dated as of January 24, 2022, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Geoff Morrell (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company and Executive wish to enter into an agreement (this “Agreement”) to provide for Executive’s service to the Company;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
1.Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing on January 24, 2022 (the “Commencement Date”) and ending on December 31, 2024 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”
2.Position and Duties.    During the Employment Period, Executive shall serve as Senior Executive Vice President and Chief Corporate Affairs Officer of the Company and in such other positions with the Company and its subsidiaries consistent with Executive’s position as Senior Executive Vice President and Chief Corporate Affairs Officer, as the Company reasonably may assign. Executive’s upward reporting structure will be consistent with the upward reporting structure of comparable senior executives. During the Employment Period, Executive shall devote all Executive’s business time on a full-time and exclusive basis to the services required hereunder, and shall perform such services in a manner consonant with the duties of Executive’s position. Executive shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation, “The Walt Disney Company and Affiliated Companies Standards of Business Conduct” booklet and the Employee Policy Manual), as reasonably made available and as interpreted from time to time by the Company, provided that, subject to the provisions of Paragraph 7 and the Employee Policy Manual, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing Executive’s personal investments, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of Executive’s duties and responsibilities hereunder. Notwithstanding the Policy on Board Service contained in the Employee Policy Manual, during the six-month period preceding the Scheduled Expiration Date, Executive shall, upon reasonable notice to and absent objection by the Chief Executive Officer of the Company, be entitled to explore opportunities for service on the board of directors of any public company that is not a Designated Business, as such term is defined in the Consulting Agreement (Exhibit B, attached hereto). For the avoidance of doubt, actual service on the board of directors of any public company while employed by the Company remains prohibited.
3.Compensation.
(a)Base Salary. Effective January 24, 2022, Executive shall receive an annual base salary of $1,000,000. Subsequent salary amounts shall be determined by the Company in its sole discretion; provided, however, that none of such subsequent annualized salaries shall be less than $1,000,000. Notwithstanding any other provision of this Agreement or any other Company document reflecting Executive’s Base Salary (as defined below), the Company may reduce Executive’s Base Salary by any amount up to 50% of Executive’s then-current Base Salary for any period of time up to a consecutive or cumulative maximum period of six months if during such applicable period Disney has instituted a Disney-wide salary reduction program broadly applicable to employees at a comparable level to Executive.
The amount of annual base salary payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations thereunder (“Section 409A”), to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by or on behalf of the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary.” The Company shall pay Executive the portion of Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for comparable senior executives (currently paid on a weekly basis), but not less frequently than in equal monthly installments.
(b)Annual Incentive Bonus. Executive shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the most senior executives of the Company, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be one hundred fifty percent (150%) of Executive’s Base Salary in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board of Directors of the Company or the committee of the Board of Directors of the Company responsible for administering such Annual Plan (the “Compensation Committee”), which, as to

Company performance objectives, shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company, though individual performance criteria may differ to reflect differences in responsibilities. The preceding sentence shall not limit any power or discretion of the Board of Directors of Company or the Compensation Committee in the administration of the Annual Plan. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are generally payable to the most senior executives of Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with Company through the date on which such bonuses are paid. If Executive’s employment continues until and ends upon the Scheduled Expiration Date, the Chief Executive Officer of the Company will, in his discretion, recommend to the Compensation Committee an annual cash bonus for the fiscal year in which the termination occurs in consideration of Executive’s contributions during such fiscal year. Such bonus shall be payable at the same time annual cash bonuses are paid to senior management and shall be based on actual achievement of performance targets, evaluated as if Executive had remained employed through the end of the applicable performance period.
(c)Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, restricted stock unit, performance share, performance unit or other equity-based long-term incentive compensation plan, program or arrangement generally made available to the most senior executives of Company, on substantially the same terms and conditions as generally apply to such other such executives, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the most senior executives of Company) of four hundred fifty percent (450%) of Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The preceding sentence shall not limit any power or discretion of the Board of Directors of Company or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.
(d)Signing Bonus. In addition to the foregoing, Executive shall receive a special one-time signing bonus in the amount of $2,750,000 (less statutory withholdings) (the “Signing Bonus”) payable within ten business days following Company’s receipt of Executive’s signature on this agreement or Executive’s commencement of work hereunder, whichever is the later. In consideration of this Signing Bonus, Executive agrees that if Executive should sever Executive’s employment with Company (or with one of its subsidiaries, in the event Executive may be employed at that time by a subsidiary rather than by Company) for any reason whatsoever within Executive’s control within two years from the Commencement Date (as defined in paragraph 1 above), Executive shall pay Company a sum equal to Company’s total cost of the Signing Bonus.
(e)Initial Equity-Based Award. In connection with the commencement of Executive’s services hereunder, the Company shall recommend to the Compensation Committee of the board of directors of Company that Executive receive a one-time award of long-term incentive stock units with a target award value of $4,750,000, as determined by Company in accordance with its policies and practices generally, it being understood that the form of the award shall be determined by the Compensation Committee, and such form shall be subject to the terms of the applicable plan or plans of Company (the “Award”). The actual benefits conveyed to Executive in respect of such Award may be less than, greater than, or equal to the targeted award value, as such benefits will be dependent on the value of Disney’s common stock, on the satisfaction of applicable vesting requirements, and, with respect to performance-based restricted stock units, to Disney’s exercise of discretion in determining the extent of Executive’s overall performance and contributions to Company’s business, in each case as set forth in the award agreement specific to this Award. Such long-term incentive stock units shall be scheduled to vest at the rate of one-third (1/3) per year on each of the first through third anniversaries of the grant date, except as to any portion of the award that is provided in performance-based stock units, which portion will cliff vest on the third anniversary of the grant date, in all cases subject to Executive’s continued employment by Company and to the other provisions of the applicable stock incentive plan.
4.Benefits, Perquisites and Expenses.
(a)Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained from time to time by the Company and made available generally to its executive officers, including, without limitation, each such group life, hospitalization, medical, dental, health, accident or disability insurance, vacation or similar plan or program, whether now existing or established hereafter, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its executive officers, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.
(b)Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.
(c)Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company for its executive officers as in effect from time to time.
(d)Indemnification. The Company shall cause Disney to provide Executive with an indemnification agreement substantially in the form attached hereto as Exhibit A (the “Indemnification Agreement”), which agreement shall be signed and delivered to Executive upon execution of this Agreement by the parties hereto.
5.Termination of Employment.
(a)Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur, if any, of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 5, Executive shall be deemed to have automatically resigned, effective immediately upon termination, from any and all positions Executive holds with the Company and any of its subsidiaries and affiliates, with no further action required by Executive or the Company or any of its subsidiaries and affiliates.
(b)Benefits Payable Upon Termination.
(i)In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. Unless and until a Termination due to Disability, during any period during which Executive is unable to perform the services required hereunder for medical or health-related reasons, Executive’s Base Salary shall be payable to Executive and for any such period of approved leave, Executive shall remain an employee of the Company for purposes of stock option and restricted stock unit awards, annual incentive bonus compensation pursuant to Paragraph 3(b) hereof, and equity awards pursuant to Paragraph 3(c) hereof.
(ii)In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements, except that Executive will not be paid the bonus referred to in Paragraph 5(c)(ii) below.
(iii)In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements. In addition, the Company shall provide Executive the Conditional Benefits, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement, it being understood, for the avoidance of doubt, that any failure by Executive to execute either the Consulting Agreement or the Release or both of them shall not be deemed to be a breach hereof. For Executive to become entitled to the Conditional Benefits, Executive must deliver both (i) the executed Release and (ii) the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.
(c)Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 5(b) are as follows:
(i)Earned Salary. Any Base Salary earned, but unpaid, including without limitation accrued but unused and unpaid vacation, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a) (but excluding any salary and interest accrued thereon payment of which has been deferred, which shall be paid as provided under the applicable plan) shall be paid within 30 days following the termination of Executive’s employment hereunder (or such date or earlier dates upon which payment of any part or whole of the foregoing is required under applicable law).

(ii)Prior Year Bonus. If Executive’s employment terminates after the end of a fiscal year but before the annual incentive compensation payable for services rendered in that prior fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b) shall be paid within 30 days following the termination of Executive’s employment hereunder (or such date or earlier dates upon which payment of any part or whole of the foregoing is required under applicable law) or, if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in all events the bonus shall be paid no later than 120 days following Executive’s termination of employment.
(iii)Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its subsidiaries applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of Executive’s termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.
(iv)Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its subsidiaries pursuant to the terms of the Indemnification Agreement referenced in Paragraph 4(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.
(v)Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing pursuant to this Paragraph 5(c)(v) of Executive’s rights to continue such coverage after the termination of Executive’s employment, provided that Executive timely complies with the conditions to continue such coverage that are applicable at law or pursuant to Company’s policies and procedures to a termination of employment at that time. Executive understands and acknowledges that Executive is responsible to make all payments required for any such continued health care coverage that Executive may choose to receive.
(vi)Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by Executive prior to the termination of employment.
(vii)Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to Executive by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.
(d)Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled, provided Executive complies with the terms and conditions hereof (including the applicable agreements attached hereto), are as follows:
(i)Remaining Salary. As further noted in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).
(ii)Stock Options. The Continuing Stock Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Stock Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options

that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, and which are not Continuing Stock Options, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Scheduled Expiration Date, all Continuing Stock Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of Executive’s death and regardless of when the Stock Option Termination Date would otherwise have occurred. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company after the Termination Date shall not be operative with respect to any Remaining Stock Options.
(iii)RSUs. The Continuing Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents, on the same basis as such stock units would have become vested if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Except as otherwise expressly provided herein, all such Continuing Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Any of Executive’s restricted stock unit awards that have not become vested on or before the Termination Date, and that are outstanding at the Termination Date, but which are not Continuing Stock Units, shall automatically terminate on the Termination Date. Notwithstanding any term or provision of the Original RSU Award Documents:
(A)any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Continuing Stock Units after the Termination Date; and
(B)in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Continuing Stock Units as if Executive were an active employee on the date of Executive’s death.

(C)to the extent that, under the Company’s compensation practices and policies, any tranche of Continuing Stock Units is subject to the achievement of performance conditions which were imposed solely because Executive was an executive officer of the Company who could have been a covered employee within the meaning of Section 162(m) at the time payment in respect of such award was expected to be made (the “Applicable 162(m) Criteria”) and such Applicable 162(m) Criteria relate, in whole or in part, to any performance period continuing after the end of the Company’s fiscal year in which the Termination Date occurs, such Applicable 162(m) Criteria shall be waived as of the Termination Date with respect to such tranche of the Continuing Stock Units; provided, however, that this Paragraph 5(d)(iii)(C) shall not be applicable if and to the extent, in the reasonable opinion of tax counsel to the Company, the presence of such provision would cause any stock units intended to be qualified as other performance based compensation within the meaning of Section 162(m) of the Code to fail to be so qualified at any time prior to Executive’s Termination Date.
(iv)Pro-Rated Current Year Bonus. The Company shall pay Executive a pro rata annual bonus for the fiscal year in which the Termination Date occurs, determined on the basis of an assumed full year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus payable pursuant to the foregoing shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.
(v)Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 5(d)(i), (iii) and (iv):
(A)It is intended that each installment of the payments and benefits provided under Paragraphs 5(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B)Distribution in respect of any tranche of Continuing Stock Units to which Paragraph 5(d)(iii)(C) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified for such tranche of Continuing Stock Units under the applicable Original RSU Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Continuing Stock Units under the applicable Original RSU Award Documents would otherwise have expired;
(C)Each installment of the payments and benefits due under Paragraph 5(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” (within the meaning of Section 409A of the Code and as provided in Paragraph 5(g) hereof) from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.
(e)Definitions. For purposes of this Paragraph 5, the following terms shall have the meanings ascribed to them below:
“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit B.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.
“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive during the Employment Period had Executive’s employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.
“Continuing Stock Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.
“Continuing Stock Units” means any of Executive’s restricted stock units outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.
“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.
“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.
“Original RSU Award Documents” means, with respect to any tranche of Continuing Stock Units, the terms and provisions of the award agreement related to, and the plan governing, such tranche of Continuing Stock Units, each as in effect on the Termination Date.
“Release” means the General Release in the form set forth in Exhibit C attached hereto.
“Remaining Stock Options” means any of Executive’s stock options which are (i) vested at the Termination Date or (ii) Continuing Stock Options.
“Scheduled Expiration Date” means December 31, 2024.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided that if the Company terminates the Consulting Agreement due to Executive’s material breach of any term thereof, the Severance Amount shall be reduced to zero.
“Stock Option Termination Date” means, with respect to any Remaining Stock Option, the expiration date as stated in the applicable award, taking into account any expiration date extension provided in the applicable award based on Executive’s age and/or years of service as of the Scheduled Expiration Date.
“Termination for Cause” means a termination based on Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any Affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to gross negligence); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.

“Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.
“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six (6) consecutive months or (ii) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period, provided that any notice of such termination of employment must be given when Executive is incapable of substantially fulfilling Executive’s positions, duties, responsibilities, and obligations hereunder as referred to above and has not resumed such duties. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld.
“Termination for Good Reason” means a termination of Executive’s employment under this Agreement by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in Executive’s compensation rights hereunder (that is, a reduction in Base Salary, target bonus opportunity specified in Paragraph 3(b) or target annual discretionary incentive award specified in Paragraph 3(c) other than as permitted in Paragraph 3(c), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity or to receive in respect of any equity award granted an amount that is equal to or greater than the target annual incentive value ascribed to such award is not a reduction in such compensation rights); (ii) the removal of Executive by the Company from the position of Senior Executive Vice President and Chief Corporate Affairs Officer of the Company; (iii) a material reduction in Executive’s duties and responsibilities as of the date of this Agreement; (iv) the assignment to Executive of duties that are materially inconsistent with Executive’s position or duties or that materially impair Executive’s ability to function as Senior Executive Vice President and Chief Corporate Affairs Officer of the Company, and any other position in which Executive is then serving; (v) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vi) a material breach of any provision of this Agreement by the

Company. In addition, following the occurrence of a Change in Control (as defined in the 2011 Stock Incentive Plan of the Company (the “2011 Stock Plan”), the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995 Stock Plan”)), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2011 Stock Plan, the 2005 Stock Plan and the 1995 Stock Plan (together with the 2011 Stock Plan and 2005 Stock Plan, the “Plans”), as such Plans may be amended and/or superceded from time to time, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the specific event giving rise to the claim of Termination for Good Reason (and such consent may reasonably be understood to generally relate to the time period in which such event occurred), or (B) unless Executive shall have delivered a written notice to the Company within three months of having actual knowledge of the occurrence of one of such events stating that Executive intends to terminate Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.
“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.
(f)Conflict With Plans. As permitted under the terms of the applicable Plans, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Plans, as such Plans may be amended from time to time, the terms of the applicable plan (and not the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5) shall apply to determine Executive’s rights and entitlements in respect of the awards made under any such plan (and only in respect of such awards).
(g)Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to

Executive hereunder upon Executive’s termination of employment (including any payment pursuant to this Paragraph 5) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraph 3(a)) or otherwise in connection with Executive’s termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until Executive shall incur a “separation from service” within the meaning of Section 409A of the Code. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Executive’s right to any deferred compensation, as defined under Section 409A, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing to the extent necessary to avoid tax, penalties, and/or interest under Section 409A.

(h)Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 5 affects any of the terms and conditions of Executive’s Remaining Stock Options or Continuing Stock Units, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.
6.Exclusive Remedy. Executive shall be under no obligation to mitigate damages or seek other employment or other engagement of Executive’s services after this Agreement is terminated pursuant to Paragraph 5 in order to obtain the benefits provided for under Paragraph 5(d) of this Agreement. Executive acknowledges and agrees that the payments and rights provided under Paragraph 5 are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason. The failure of Executive to execute and timely deliver the Release and the Consulting Agreement for any reason (i) shall limit Executive’s rights in connection with the exercise by the Company of its Termination Right solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of Executive’s commitments set forth in this Agreement (none of which are contingent upon execution of the Release by Executive) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the Consulting Agreement, (i) the Company agrees to enter into the Release and Consulting Agreement, and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to Executive in respect of the Conditional Benefits and Unconditional Entitlements under Paragraph 5 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.
7.Non-competition and Confidentiality.
(a)Non-competition. During the Employment Period, Executive shall not engage in any business, or become associated with any entity, whether as a principal, partner, employee, consultant, shareholder or otherwise (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) that is actively engaged in any business, which is in competition, in any geographic area, with a business conducted by the Company or any subsidiary of the Company at the time of the alleged competition.
(b)Confidentiality. Executive acknowledges and agrees that Executive has executed or will be required to execute, the standard form of agreement, entitled “The Walt Disney Company and Affiliated Companies Confidentiality

Agreement,” a copy of which is attached hereto as Exhibit D. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.
(c)Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under Executive’s control, except that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein.
(d)Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out Executive’s duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise,
(i)solicit, encourage or induce the employment or engagement of, or entice from the employment of the Company or any of its subsidiaries, or
(ii)direct, arrange, participate or assist in any such solicitation, encouragement, inducement or enticement of, any person who is or was employed by the Company or any subsidiary of either (other than Executive’s personal assistant) unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.
(e)Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company and/or its affiliates irreparable injury for which adequate remedies are not available at law. Executive further acknowledges and agrees that (1) the Company and/or its affiliates may seek an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 7 in any court of competent jurisdiction and (2) Executive’s acknowledgements in this Paragraph 7 may be relied on in seeking such remedies, which are cumulative and are in addition to any other rights and remedies the Company and/or its affiliates may have at law or in equity.

8.Miscellaneous.
(a)Survival. Paragraphs 5 (relating to early termination of the Employment Period), 6 and 7 (relating to nondisclosure and nonsolicitation of employees) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.
(b)Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder in writing as a condition to any assignment thereof to such assignee or transferee. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).
(c)Assignment. Except as provided under Paragraph 8(b), and except for transfers and/or assignments of this Agreement from any Company entity to another Company entity, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
(d)Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.
(e)Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereof, with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supercede, except as specifically provided in Paragraph 5, any agreement that includes the terms of any equity grant made to Executive prior to the date hereof or the Indemnification Agreement referenced in Paragraph 4(d), which by their terms survive the termination thereof.

THERE ARE NO PROMISES, REPRESENTATIONS, INDUCEMENTS OR STATEMENTS BETWEEN THE PARTIES OTHER THAN THOSE THAT ARE EXPRESSLY CONTAINED HEREIN.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, modify or supersede The Walt Disney Company and Affiliated Companies Confidentiality Agreement executed by Executive, which shall survive regardless of the termination of this Agreement.
(f)Representations. Executive represents that Executive’s employment hereunder and compliance by Executive with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which Executive is a party or by which Executive may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) it has the full corporate power and authority to execute and deliver this Agreement, and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.
(g)Authority of The Walt Disney Company Board. For the avoidance of doubt, nothing in this Agreement shall preclude the Board of Directors of the Company or the Compensation Committee from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 8(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).
(h)Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby or relieve the Company or Executive of liability for any breach by Company or Executive of any such remaining provisions. In the event any of subparagraphs (a), (b) or (d) of Paragraph 7 hereof is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 7 shall be reformed to make such subparagraph enforceable in a manner which provides the Company the maximum rights permitted at law.
(i)Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or Executive’s rights hereunder on any occasion or series of occasions.
(j)Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested, and shall be effective upon actual receipt when delivered personally or by courier and when sent by registered mail, three business days following date of mailing, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Attention:    Chief Executive Officer
Facsimile: (818) 560-5960

and

Senior Executive Vice President,
General Counsel and Secretary
Facsimile: (818) 569-5146
If to Executive:
To the address listed as Executive’s principal residence in the Company’s human resources records and to Executive’s principal place of employment with the Company.
(k)Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.
(l)Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and a facsimile signature shall have the same force and effect as one penned in ink.

(n)Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.
(o)Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
(p)No Obligation To Continued Employment. This Agreement does not constitute a commitment of Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, neither Company nor Executive shall have any obligation to the other with respect to continued employment. In the event that Executive’s employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is "at will," and may be terminated without obligation at any time by either party's giving notice to the other, unless otherwise prescribed by applicable law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set Executive’s hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated:	November 23, 2021	By:	/s/ Paul J. Richardson

Dated:	November 20, 2021		/s/ Geoff Morrell

Exhibit A
INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of January 24, 2022, between The Walt Disney Company, a Delaware corporation (the “Company”) and Geoff Morrell (the “Indemnitee”).
WHEREAS, it is essential to the Company to retain and attract as directors and officers for itself and its subsidiaries the most capable persons available;
WHEREAS, Indemnitee is Senior Executive Vice President and Chief Corporate Affairs Officer of the Company;
WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service in the position(s) referred to above, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the full extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;
NOW, THEREFORE, in consideration of the premises and of Indemnitee’s continuing to serve, at the Company’s request, in the position(s) referred to above, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Certain Definitions.
(a)A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into Voting Securities of the surviving entity) at least 75% of the total voting power of such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the

Company (in one transaction or a series of transactions) of all or substantially all the Company’s assets.
(b)“Claim” shall mean any threatened, pending or completed action, suit, proceeding or alternate dispute resolution mechanism, or any inquiry, hearing or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternate dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.
(c)“Expenses” shall include attorneys’ fees and all other costs, travel expenses, fees of experts, transcript costs, filing fees, witness fees, telephone charges, postage, delivery service fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.
(d)“Indemnifiable Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or one of its subsidiaries, or is or was serving at the request of the Company or one of its subsidiaries as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.
(g)“Independent Legal Counsel” shall mean an attorney, selected in accordance with the provisions of Section 3 hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than in connection with seeking indemnification under this Agreement). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine such Indemnitee’s right to indemnification under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.
(e)A “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(f)“Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Board of Directors of the Company or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.
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(g)“Voting Securities” shall mean any securities of an entity which vote generally in the election of directors.
2.Basic Indemnification Arrangement.
(a)In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (including the creation of the trust referred to in Section 4 hereof). If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all expenses to Indemnitee (an “Expense Advance”). Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5 and the proviso in the first sentence of Section 2(b) hereof, prior to a Change in Control Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.
(b)Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) hereof shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) hereof shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for an Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors of the
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Company, and if there has been such a Change in Control, (other than a Change in Control which has been approved by a majority of the Board of Directors of the Company who were directors immediately prior to such Change in Control) the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the States of California or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, or the legal or factual bases therefor and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.
3.Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Board of Directors of the Company who were directors immediately prior to such Change in Control) then Independent Legal Counsel shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) and such Independent Legal Counsel shall determine whether the officer or director is entitled to indemnity payments and Expense Advances under this Agreement or any other agreement or Certificate of Incorporation or Bylaws of the Company now or hereafter in effect relating to Claims for Indemnifiable Events. Such Independent Legal Counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee will be permitted to be indemnified. The Company agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of Independent Legal Counsel pursuant hereto.
4.Establishment of Trust. In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Independent Legal Counsel referred to above is involved. The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee, (ii) the trustee shall advance, within two business days of a request by Indemnitee, any and all Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the trust under the circumstances under which Indemnitee would be required to reimburse the Company under Section 2(b) hereof), (iii)
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the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee. Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.
5.Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any claim asserted against or in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or certificate of incorporation or by-laws of the Company now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.
6.Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.
7.No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
8.Non-exclusivity, Etc. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the certificate of incorporation or by-laws of the Company or one of its subsidiaries or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be
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afforded currently under the certificate of incorporation and by-laws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.
9.No Construction as Employment Agreement. Nothing contained in this Indemnity Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries, it being understood, for the avoidance of doubt that the foregoing does not limit or otherwise affect the validity of any employment agreement or the enforceability thereof in accordance with its terms.
10.Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.
11.Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, administrators or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.
12.Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
13.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
14.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, certificate of incorporation or by-laws of the Company or otherwise) of the amounts otherwise indemnifiable hereunder.
15.Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume
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and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer and/or director of any affiliate of Company or of any other enterprise at the Company’s request.
16.Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
17.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of January 24, 2022.

THE WALT DISNEY COMPANY

By:

–EXHIBIT; NOT FOR EXECUTION–

Geoff Morrell

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Exhibit B
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between Geoff Morrell (hereinafter referred to as "Consultant") and The Walt Disney Company (hereinafter referred to as “Company”) on and as of ____________, 20__ pursuant to that certain Employment Agreement by and between Executive and Company dated as of January 24, 2022 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1. (a) Unless this Agreement is earlier terminated as hereinafter provided, for a period following the termination of Consultant’s employment under the Employment Agreement equal to the lesser of (i) 6 months or (ii) the remaining period of the originally scheduled term of the Employment Agreement (the “Consulting Agreement Period”), Consultant shall personally and diligently provide to the Company such consulting services as the Company may reasonably request from time to time, provided that such services shall relate to matters appropriate for an executive employed in the position referred to in paragraph 2 of the Employment Agreement and shall be a type and nature and duration typical for a post-employment consulting agreement with an executive formerly employed in such position, it being understood for the avoidance of doubt that to the extent any such consulting services involve creative services and/or input, such services and/or input shall be limited to existing matters and projects that Company and/or Consultant was working on or involved in (or has specific plans to work on) at the time of termination or any time prior thereto during the Employment Period and shall be in scope and nature generally limited to types of services not inconsistent with Consultant’s former position. Consultant shall not be required to report to the Company’s offices and shall be permitted, subject to the terms hereof, to provide consulting services to third parties during the term hereof, provided (i) in no event shall consulting services or other services or advice of any nature be provided by Consultant, directly or indirectly (whether as an employee, consultant, independent contractor, agent, partner, principal, owner or otherwise) to any person or entity which directly or indirectly owns, operates, manages, develops, controls or provides services to, any business involved in any of the following activities (a “Designated Business”): (A) the conception, creation, development, production, purchase, sale, distribution, broadcast, transmission or other disposition (including, without limitation, the licensing and/or merchandising of related consumer products) of audio and/or visual and/or interactive products or works of any nature in any media, including, without limiting the generality of the foregoing, any activity relating to (i) any aspect of the film, network, cable, broadcasting, mobile communications, television (including pay-per-view, closed circuit or any inter-active form of distribution of film, television or other audio/visual product) or internet businesses or any other businesses based on or using interactive technology (including, without limiting the generality of the foregoing, electronic and/or interactive games, environments, information centers or communities, in each case, of any nature), or (ii) the development, production, marketing, distribution or exploitation by any means or vehicle whatsoever of any film, television or software product or any similar content or product in any media, whether or not now existing, it being understood, however, that, for the avoidance of doubt and notwithstanding any other term or provision hereof, the internal use by any business of any of the interactive, internet-based or other technology or media referred to above in the creation, development and/or production of their products and/or services shall not in and of itself result in such business being a Designated Business to which Consultant is prohibited from directly or indirectly providing services hereunder, (B) the operation, management, development, licensing and promotion of themed resorts, hotels and restaurants or amusement or themed entertainment parks; or (C) the design, development, publishing, promotion or sale of products based on cartoon or other animated characters, films, television and theatrical productions and other intellectual property derived therefrom, in each case, only to the extent (i) that such person or entity is actively engaged in any geographic area in any business which is in competition with a business conducted by The Walt Disney Company or any subsidiary thereof at the time of the performance of such services (the “Specified Activities”), and (ii) that any services reasonably required by Company shall at all times be provided with precedence being given to Company and on a “first priority” basis to Company, although Company shall endeavor to provide, when possible, reasonable advance written notice to Consultant of all services required hereunder and to give due consideration, to the extent practicable, to any prior commitments Consultant may have at such time. In no event shall Consultant be required to devote more than 13.5 hours per week to services to Company hereunder (including travel time, but not time to or from the office) and the parties agree and understand that Consultant’s expected commitment to such services shall regularly be less than the stated maximum weekly hours.

(b) In the event of a material uncured breach by Consultant of any term or provision of this paragraph 1 hereof, all of which terms and conditions Consultant acknowledges and agrees are material and of the essence of this Agreement, or any other material term or provision hereof, Company shall have the right, in addition to any other right or remedy available to it at law or in equity, to terminate this Agreement. In such event Company shall have no further obligation to make payments or perform or honor any commitments under the Release or to pay or honor any commitments which relate to or constitute any of the Conditional Benefits; provided, however, that notwithstanding the foregoing, except as otherwise specifically provided in the immediately preceding sentence, no breach of this Agreement by Consultant, no termination of this Agreement by Company, and no other action or inaction by either of them (other than the execution by the parties of a written agreement amending or superseding the Release or any part thereof) shall in any event or under any circumstances have any effect whatsoever on the validity, enforceability, binding nature, effect or interpretation of the releases set forth in paragraph 5 and paragraph 7 of the Release, and the releases set forth therein shall remain in full force and effect.

(c) In the event that Consultant shall receive a written notice of breach of this Agreement from the Company, Consultant shall have ten (10) business days to cure such breach unless the Company shall have determined in its good faith business judgment that such breach is not curable. Any such notice of termination pursuant to this paragraph 1 shall set forth in reasonable detail the basis for such breach and shall contain a statement as to whether or not such breach has been determined to be curable by the Company. In the event that Consultant receives a written notice of breach of the Agreement from the Company, Consultant may challenge such finding of a breach, by written notice to the Company, and shall be afforded an opportunity to present Consultant’s objection to the Company, in person or in writing, as determined by the Company, prior to Company having any right to terminate this Agreement and the Conditional Benefits provided under the Employment Agreement.

2. Consultant shall receive gross consulting fees for Consultant’s services hereunder which, for any period during the Consulting Agreement Period, shall equal the Consulting Amount.
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The consulting fee payments shall be made at the date set forth in Paragraph 5(d)(i) of the Employment Agreement.

3. Company shall reimburse Consultant, in accordance with the procedures of Company then in effect for its senior executives, for reasonable business expenses incurred by Consultant in the course of performing the services hereunder.

4. Company, its successors, privies and assigns shall be entitled to, and shall, own as their exclusive property all of the results and proceeds of the services performed hereunder (which results and proceeds are hereinafter collectively referred to as the “Work Product”) in whatever stage of completion, all of which shall be considered a work-for-hire, including, without limitation, all written work, research, plot outlines, computer programs, plans, drawings, paintings, sculptures, fanciful creations, specifications, ideas, scripts, sketches, designs, concepts, software, systems, reports, documentation, and other tangible or intangible work product produced by Consultant as part of Consultant’s services performed hereunder. Company shall own all rights in the Work Product in perpetuity throughout the universe including, without limitation, the rights to produce, manufacture, record, reproduce, distribute, transfer or prepare derivative works from the Work Product by any art, medium or method and all copyrights, trademarks and/or patents in the Work Product. Company shall be deemed the sole author of the Work Product and is entitled to the copyright therein (and all renewals and extensions thereof), and the full ownership to the original and all copies of the Work Product. Company shall have the right to dispose of the Work Product and/or make any or all uses thereof as it, at any time and in the exercise of its sole discretion, may desire. Upon Company’s request, Consultant shall deliver all originals and copies of the Work Product (whether completed or in process) and all research, plans, designs, specifications and any other work product or information which pertains to the Work Product to Company upon completion of the performed services hereunder or upon earlier termination of this Agreement. Consultant shall not retain, use or disclose any of the Work Product without Company’s prior written consent. The termination, completion or breach of this Agreement on whatever grounds and by whomsoever affected shall not affect Company’s exclusive ownership of the Work Product. Consultant hereby assigns to Company all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to the Work Product, including, without limitation, all exclusive exploitation rights, of every kind and nature, including, but not limited to, all trademarks, copyrights and neighboring rights, to the full extent such assignment is allowed by law, and any renewals and extensions therefor throughout the universe, in perpetuity, or for the duration of the rights in each country, and in all languages. Consultant acknowledges that new rights to the Work Product may come into being or be recognized in the future, under the law or in equity (the “New Exploitation Rights”), and Consultant intends to and does hereby grant and convey to Company any and all such New Exploitation Rights to the Work Product. Consultant is also aware and acknowledges that new or changed technology, uses, media, format, modes of transmission and methods of distribution, dissemination, exhibition or performance (the “New Exploitation Methods”) are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting the Work Product. Consultant intends to and does hereby grant and convey to Company any and all rights to such New Exploitation Methods with respect to the Work Product. Consultant agrees to execute, at any time upon Company’s request, such further documents consistent herewith and do such other acts at the Company’s expense as may be required by the Company in its reasonable business judgment to
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evidence or confirm Company’s exclusive ownership of and exploitation rights to the Work Product and to effectuate Consultant’s purpose to convey such rights to Company including, but not limited to, the New Exploitation Rights and any and all of the New Exploitation Methods. Consultant shall have the right to have any such documents reviewed by counsel with Company giving good faith consideration to changes requested by counsel unless such review and/or consideration is not in Company’s reasonable business judgment feasible or prudent in view of material time constraints; provided, however, that notwithstanding the foregoing, if Consultant fails to execute such further documents within 20 business days after receipt of Company’s written request to do so, then Company shall have the power of attorney, which Consultant acknowledges is irrevocable and coupled with an interest, to execute such documents on Consultant’s behalf. Consultant agrees that Consultant will not seek to (i) challenge, through the courts, administrative governmental bodies, private organizations or in any other manner, the rights of Company to exploit the Work Product by any means whatsoever or (ii) thwart, hinder or subvert the intent of the preceding grants and conveyances to Company, or the collection by Company of any proceeds relating to the rights conveyed under this Agreement. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.

5. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of Company, which consent Company may withhold in its sole discretion. Company may not assign all or any portion of this Agreement at any time to any of its subsidiaries or to any other person.

6. (a) Consultant, by virtue of this Agreement, shall acquire no right to use, and shall not use, the name “The Walt Disney Company” or “The Walt Disney Studios” or “Disney" or “Disney+” or “ABC” or “ABC, Inc.” or “American Broadcasting Companies” or “ESPN” or “Marvel” or “Pixar” or “Lucasfilm, Ltd.” or any other word, mark, or name used for, or in connection with, the business activities of Company (either alone or in conjunction with or as a part of any other word, mark, or name) or any marks, fanciful characters or designs of the Company or any of their related, affiliated, or subsidiary companies in any advertising, publicity, or promotion; to express or imply any endorsement by the Company or any of its related, affiliated or subsidiary companies of Consultant's services; or in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). Consistent with Consultant’s obligations under Paragraph 7, this Paragraph 6(a) shall not prevent Consultant from using such names to describe Consultant’s activities with respect to Company and its subsidiaries under and prior to the Employment Agreement and under this Agreement.

(b) Consultant hereby represents and warrants to Company that as of the date of this Agreement, Consultant does not provide any services (including, without limitation, as an employee) to any person or entity that (i) is engaged in, or whose affiliated entities are engaged in, one or more of the Specified Activities or (ii) advises or provides consulting services to any person or entity that is engaged in, or whose affiliated entities are engaged in, any business or activity relating to or constituting one or more of the Specified Activities. Consultant further represents and warrants to Company that Consultant shall make written disclosure to Company prior to providing any services, during the term of this Agreement, to any of the above mentioned persons or entities.

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7. Consultant may, during the course of Consultant’s engagement hereunder, have access to, and acquire knowledge of or from, materials, data, strategies, systems or other information relating to the services hereunder or Company, or its related, affiliated or subsidiary companies, which may not be accessible or known to the general public (including, but not limited to, the existence of this Agreement and the terms hereof and any Work Product not readily available to the general public) (“Confidential Information”). Any such knowledge acquired by Consultant shall be kept confidential and shall not be used, published, or divulged by Consultant to any other person, firm, or corporation, or in any advertising or promotion regarding Consultant or Consultant’s services, or in any other manner or connection whatsoever without first having obtained the prior written permission of Company, which permission Company may withhold in its sole discretion; provided that Consultant shall have no greater duty or obligation in respect of such Confidential Information than applies to Executive under Paragraph 7(b) of the Employment Agreement and any agreements referred to therein. Upon Company’s request, Consultant shall immediately return to Company or destroy, all documents, magnetic copies, or other physical evidence of all Confidential Information in Consultant’s possession or in the possession of any of Consultant’s directors, officers, employees, agents or representatives (including, without limitation, all copies, transcriptions, notes, extracts, analyses, compilations, studies, or other documents, records, or data prepared by Consultant) which contain or otherwise reflect or are generated from the Confidential Information without retaining any copy thereof, all of the foregoing being Confidential Information and the sole property of Company, Consultant shall certify to Company that all of the foregoing has been returned or destroyed as provided in this paragraph. Consultant agrees that Company would be irreparably harmed by any violation or threatened violation of this paragraph and that, therefore, Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of this paragraph. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.
8. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles.
9. The terms and provisions of this Agreement, the Release and Paragraphs 5 and 6 of the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations, or agreements, either oral or written, between the parties relating to such subject matter hereof. No change, alteration or modification of this Agreement shall be effective unless made in writing and signed by both parties hereto.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY		CONSULTANT

–EXHIBIT; NOT FOR EXECUTION–

By:	By:
Title:
5

Exhibit C
GENERAL RELEASE
WHEREAS, Geoff Morrell (hereinafter referred to as "Executive") and The Walt Disney Company (hereinafter referred to as the “Company") are parties to an Employment Agreement, dated January 24, 2022, (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and
WHEREAS, pursuant to paragraph 6 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:
1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive's having exercised the revocation rights referred to in paragraph 10 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph 5 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof (to the extent, if any, not already paid in accordance with applicable law), less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.
(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 5 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive's employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.
(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, under and subject to the terms of (i) the Employment Agreement and/or the Consulting Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as an employee of the Company or any of its subsidiaries pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any subsidiary thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement) expressly providing for such indemnity between Executive and the Company or any subsidiary thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to (A) reimbursement of all reasonable business expenses incurred by Executive in accordance with Company’s practices and policies regarding reimbursement of business expenses, and (B) such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive's rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage Executive may elect will be paid by Executive, except to the extent the Employment Agreement provides that such payments shall be made by the Company.
2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with Executive’s employment by the Company or that are the property of the Company provided that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein).
3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
4. Executive represents and agrees (a) that Executive has to the extent Executive desires discussed all aspects of this Agreement with Executive’s attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.
5. Excluding enforcement of the covenants, promises and/or rights reserved herein and/or in the Employment Agreement, Indemnification Agreement and/or the Consulting Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company's direct or indirect owners, parent companies, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (including, for the avoidance of doubt, The Walt Disney Company and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company's right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal
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Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, all as amended, that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive's execution hereof that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company or any of its subsidiaries (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”). This release does not constitute a release of any Executive Claims that cannot be released as a matter of law.
6. Except as expressly reserved herein, Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.
7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, Indemnification Agreement and/or the Consulting Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of
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Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Affiliated Companies Confidentiality Agreement executed by Executive, or (iii) the policy of the Board of Directors of the Company, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of Company’s being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”). This release does not constitute a release of any Company Claims that cannot be released as a matter of law.
8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims. Notwithstanding anything in this Release to the contrary, if at any time (whether during or after the Employment Period) the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, nothing in this Release shall be construed to limit the rights of the Company and the Board of Directors of the Company to seek or obtain recovery from Executive of any incentive compensation (including profits realized from the sale of Company securities) previously paid, or the cancellation of any outstanding awards, in accordance with the terms of Company’s policy, as in effect from time to time, regarding the ability of the Company to recoup any bonus or incentive payments under such circumstances.
9. Executive is advised to consult with an attorney before signing this Agreement. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21‑day period as Executive wishes prior to signing.
10. Executive acknowledges and represents that Executive understands that Executive may revoke the waiver of Executive’s rights under the Age Discrimination In Employment Act of
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1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to the Senior Executive Vice President, General Counsel and Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by the General Counsel, no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive under this Agreement or the Employment Agreement.
11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
12. This Agreement shall not in any way be construed as an admission by any of the Releasees or Executive Releasees, respectively, that any of the Releasees or Executive Releasees has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Releasees or Executive Releasees except as specifically set forth herein, and each of the Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.
13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.
PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
–EXHIBIT; NOT FOR EXECUTION–

Geoff Morrell

Date:

THE WALT DISNEY COMPANY

By:

Title:

Date:
5

Exhibit D
The Walt Disney Company and Affiliated Companies
Confidentiality Agreement
In consideration for my employment and for the compensation to be paid to me by The Walt Disney Company or a division, subsidiary, or affiliate thereof, or any successor of the foregoing (hereinafter termed the “Company”), and in addition to any other obligation, at all times during the term of my employment and thereafter, I do here agree:
1.To hold in strictest confidence, and not disclose (other than as provided below) to any person, firm, or corporation without express authorization of a corporate officer of the Company, any confidential information or trade secret relating to the products, sales, or business of the Company and not to use any such confidential information or trade secret for my own benefit during the term of my employment or thereafter. This non-disclosure obligation does not apply to a disclosure made (i) in confidence to an attorney or, directly or indirectly, to a federal, state or local government official, as long as the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as the filing is made under seal.
2.To fully and promptly disclose to the Company and to hold in trust for the sole right and benefit of the Company, any and all intellectual property, discoveries, or trade secrets which I may solely or jointly conceive, design, develop, create or suggest or cause to be conceived, designed, developed or created during the period of time I am in the employ of the Company, which relate to or are connected with my employment or the business of the Company, whether or not conceived or created during my regular working hours. For purposes of this agreement, the term intellectual property shall include, without limitation, any ideas, concepts, literary material, designs, drawings, illustrations and photographs.
3.That right, title, and interest in and to the intellectual property, discoveries and trade secrets referred to in Paragraph 2 above, shall be the sole and absolute property of the Company, subject to the limitations set forth in Paragraph 4 below.
4.That I will and do hereby assign to the Company all my right, title, and interest in and to the intellectual property, discoveries and trade secrets referred to in Paragraph 2 above; provided, however, that no provision in this agreement is intended to require assignment of any of my rights in any intellectual property or discovery if (i) no equipment, supplies, facilities, trade secret or confidential information of the Company was used: and (ii) the discovery was made or the intellectual property was developed entirely on my own time; and (iii) such discovery or intellectual property neither relates to any business of the Company or the Company’s actual or demonstrably anticipated research or development nor results from any work performed by me for the Company.
5.I will execute any documents necessary to evidence the Company’s proprietary interest in any discovery, intellectual property or trade secret referred to in Paragraph 2 above. In the event the Company is unable, for any reason whatsoever, to secure my signature to any lawful and necessary document required to apply for protection of, or enforce any action with respect to, copyright, trademark or other proprietary rights, I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agent and attorney-in-fact, whose power is coupled with an interest, to act for and in my behalf and stead, to execute such documents and to do all other lawfully permitted acts to protect the Company’s interest in any copyright, trademark or other proprietary right with the same legal force and effect as if executed by me.
6.That at the time of leaving the employ of the Company, I will deliver to the Company, and will not keep in my possession nor deliver to anyone else, any and all drawings, notes, notebooks, memoranda, treatments, scripts, documents or any other material connected with my employment by the Company or with the business of the Company.
7.In case of interruption of my employment with the Company, by lay-off or otherwise, this agreement, upon reemployment, will be in full force and effect unless specifically superseded by a new agreement.
8.This agreement shall not embrace or include any copyrights or trademarks or other proprietary rights owned or controlled either jointly or separately by me prior to the time of my employment by the Company. I am listing on a separate attached sheet each copyright, trademark or other proprietary right which I claim to be exempt from this agreement.
9.This agreement supersedes any prior agreement with the Company relating to the subject matter set forth herein.

Employee Signature	/s/ Geoff Morrell

Employee Name	(Print) Geoff Morrell

Date (MM/DD/YY)	11/20/21